Exhibit 99.1

China Jo-Jo Drugstores, Inc. Reports Fiscal First Quarter 2013 Revenue and Schedules First Quarter FY 2013 Conference Call

Business Wire

HANGZHOU, China -- August 14, 2012

China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD), (the “Company”), a retail and wholesale distributor of pharmaceutical and other healthcare products in Zhejiang and Shanghai, today reported earnings results for the first quarter of fiscal 2013 ended June 30, 2012.
The Company will hold a conference on Thursday, August 16, 2012, at 8:00 a.m. Eastern Time. Please see below for dial-in information.

First Quarter Fiscal 2013 Highlights:

•	Revenues increased 53.3% to $32.9 million
•	Gross profit was $5.1 million and gross margin was 15.7%
•	Online pharmacy sales increased 627.2% period over period
•	Wholesale business accounted for 65.0% of total revenue
•	Diluted and basic earnings per share of $0.04
•	First quarter retail drug store revenue improves 16.0 % from fourth quarter fiscal year 2012

Dr. Lei Liu, Chairman and CEO, stated, “We are very pleased to deliver another quarter of revenue growth, reflecting the benefits of our strategic entrance into the wholesale business and the vertical integration of our supply chain. While China’s slower economic and increased regulatory environment growth posed challenges to our retail drugstore sales, our wholesale business continued to grow, accounting for the majority of our first-quarter revenue.”

Since August 2011, stricter government policies towards the marketing practices of retail drugstores, competition and the shift of certain group sales to our wholesale operations have impacted the sales at our retail drugstores. Quarter over quarter, the Company’s retail drugstores sales revenue improved to $8,954,456 during the three months ended June 30, 2012 over revenue of $7,722,663 during the three months ended March 31, 2012.

Dr. Liu further commented, “Looking at the next twelve months, we anticipate that our revenues will be primarily from our wholesale operations with additional contributions from our retail drugstores. We also hope to see continued production from our Chinese herb farming and growth in our online drugstore business.”

During the three months ended June 30, 2012, Chinese herb farming accounted for less than 10% of revenues, while contributing more than 44.6% to the overall gross margin during the three months ended June 30, 2012.

First Quarter Fiscal 2013 Results

	Three months ended June 30,
	2012		2011
	Amount	Percentage of total revenue	Amount	Percentage of total revenue
Revenue	$32,847,330	100.0%	$21,427,859	100.0%
Gross profit	$5,144,777	15.7%	$6,869,323	32.1%
Selling expenses	$1,858,225	5.7%	$1,378,300	6.4%
General and administrative expenses	$2,846,578	8.7%	$1,074,783	5.0%
Income from operations	$439,974	1.3%	$4,416,240	20.6%
Other income (expense), net	$98,698	0.3%	$19,420	0.1%
Change in fair value of purchase option derivative liability	$(158)	(0.0)%	$62,632	0.3%
Income tax expense	$3,882	0.0%	$1,255,563	5.9%
Net income attributable to controlling interest	$534,887	1.6%	$3,242,729	15.1%
Net loss attributable to noncontrolling interest	$(255)	(0.0)%	$-	0.0%

Revenue.  We had three revenue streams for the three months ended June 30, 2012: (i) store and online retail sales of pharmaceutical and other healthcare products, (ii) wholesale distribution of pharmaceutical and other healthcare products, and (iii) our self-cultivated TCM herbs, that were sold primarily to third-party pharmaceutical trading companies.  Included in our wholesale revenue are: (i) wholesales of pharmaceutical and healthcare products that we purchased from third-party manufacturers or suppliers, and (ii) direct group sales or sales to non-distributors.  In contrast, store retail sales provided all of our revenue for the three months ended June 30, 2011.

Our revenue increased by $11,419,471 or 53.3% period over period, primarily due to the expansion of our wholesale business and Chinese herb farming business, offset by a decrease in our retail business:

(1)
We started our wholesale business after acquiring Jiuxin Medicine in August 2011, through which we have been distributing third-party pharmaceutical and healthcare products to pharmaceutical trading companies and other group customers.  Our wholesale business increased rapidly during fiscal 2012 because we introduced very competitive pricing to customers to stimulate sales.  Sales from the wholesale business accounted for $21,368,783 or approximately 65.0% of our total revenue for the three months ended June 30, 2012.

(2)
In the fourth quarter of fiscal 2012, we also began distributing  TCM herbs such as Peucedanum that we have been cultivating, to third-party pharmaceutical trading companies.  Although we hired several specialists to oversee our farming business, we mainly relied on the local village government to manage the cultivation process.  For example, the local government organized local farmers to sow seeds, fertilize and harvest.  In turn, we paid for the expenses incurred by the local farmers based on agreements.  Sales from the farming business accounted for $2,524,091 or approximately 7.7% of our total revenue for the three months ended June 30, 2012.

(3)
Our retail sales decreased by $12,473,403 or 58.2% to $8,954,456 for the three months ended June 30, 2012 from $21,427,859 for the three months ended June 30, 2011.  Although our retail store count increased to 65 as of June 30, 2012, from 57 stores a year ago, our retail store sales decreased as a result of stricter government policies, a competitive retail market, and a shift of our group sales from our retail stores to our wholesale business. Retail sales accounted for approximately 27.3% of our total revenue for the three months ended June 30, 2012.  Same-store sales decreased by approximately $13,421,318 or 62.0%, while our new stores contributed approximately $462,365.  We expect same-store sales will continue to decline as the frequency of government-mandated price controls and the number of drugs subject to price controls continue to rise and, to a lesser extent, with the shift of our group sales to our wholesale business.

Quarterly Revenue by Segment. The following table breaks down the revenue for our three business segments for the three months ended June 30, 2012 and 2011:

	Three months ended June 30,
	2012		2011
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail business
Revenue from drugstores	$8,393,098	25.6%	$21,350,669	99.6%	$(12,957,571)	(60.7)%
Revenue from online sales	561,358	1.7%	77,190	0.4%	484,168	627.2%
Sub-total of retail revenue	8,954,456	27.3%	21,427,859	100%	(12,473,403)	(58.2)%

Revenue from wholesale business	21,368,783	65.0%	-	0%	21,368,783	100.0%
Revenue from farming business	2,524,091	7.7%	-	0%	2,524,091	100.0%
Total revenue	$32,847,330	100%	$21,427,859	100%	$11,419,471	53.3%

The revenue fluctuation period over period reflected the following combined factors:

(1)
Revenue from ”Jiuzhou Grand Pharmacy” stores decreased by approximately $13.0 million or 60.7% quarter over quarter, mainly due to two reasons.  During the three month ended June 30, 2011, we implemented a variety of promotional activities such as giving out gifts and discounts to our customers.  Since the second quarter of fiscal 2012, the Hangzhou government has been gradually restricting retail drugstores within the city from organizing large-scale marketing promotions on the streets in which further rebates or discounts are given to customers making purchases with government-sponsored medical insurance cards.  Our promotional activities were curtailed accordingly, which, in turn, impacted our retail sales revenue, especially from sales of certain prescription drugs covered by the medical insurance cards.  In addition, the government subjected more drugs to price controls in October 2011, which caused us to reduce prices for some of the affected drugs and stop carrying others at our pharmacies.

(2)
Another factor for the decreased retail revenue is the shift of group sales from Jiuzhou Pharmacy’s retail business to Jiuxin Medicine’s wholesales business. We originally recorded group sales under Jiuzhou Pharmacy’s retail system in the prior year.  But starting in August 2011, such sales have been recorded under Jiuxin Medicine’s wholesale system because we believe group sales are essentially wholesale in nature.  Accordingly, $7.4 million in group sales that would have otherwise been recorded under Jiuzhou Pharmacy have now been recorded under Jiuxin Medicine.  Such internal re-allocation of sales revenue between our retail and wholesale businesses affected the comparison of our retail sales for the three months ended June 30, 2012 versus the three months ended June 30, 2011, but has no impact on our unaudited condensed consolidated financial statements

(3)
Our online pharmacy sales increased by $484,168 or 627.2% quarter over quarter. As we started business cooperation with local business-to-consumer online vendors during the second half of 2011, our online pharmacy has become more and more widely exposed to potential customers.  As a result, we have seen a steady growth in online sales.

Gross Profit.  Our gross profit decreased by $1,724,546 or 25.1% period over period primarily as a result of decreased retail sales.  Our gross margin decreased period over period from 32.1% to 15.7% as a result of decline inour retail sale profit margin as well as a lower profit margin from our wholesale business.  The average gross margin of our retail, wholesale businesses and farming business for the three months ended June 30, 2012 were as follows:

	Three months ended March 31,
	2012	2011
Average gross margin for retail business	26.0%	32.1%
Average gross margin for wholesale business	2.5%	N/A
Average gross margin for farming business	90.9%	N/A

Our retail gross margin decreased to 26.0% in the three months ended June 30, 2012 from 32.1% in the three months ended June 30, 2011.  Beginning in  August 2011, the Chinese government included more and more prescription and OTC drugs on the price control list.  Some of our products’ prices were higher than the prices set by the Chinese government.  Hence, we had to adjust these products’ prices.  As a result, the profit margin for these products declined.  In addition, due to the economic slowdown, stringent government policies relating to insurance reimbursements and the expansion of Essential Drug List (EDL), the retail drugstore business became much more challenging. For example, drugs listed in the EDL were being sold at a price equal to its cost at local community hospitals that, in turn, receive government subsidies.  In order to stay competitive, we lowered certain drug prices resulting in an overall decrease in our retail gross profit margin.

Our wholesale gross margin for the three months ended June 30, 2012 was 2.5%, which is slightly lower than the profit margin of a traditional wholesale drug distributor Because we introduced competitive prices to stimulate sales, our traditional wholesale business, where we purchase from third-party manufacturers or suppliers and resell, had a low profit margin. Although the margins for our group sales are usually higher than our traditional wholesale business, they vary depending on specific products we carried and sold.

Our profit margin from our farming business was approximately 90.9% for the three months ended June 30, 2012. As we monitored our cultivated herbs through our specialists, we were able to maintain good quality that, in turn, enabled us markup our herbs to market prices.  The cultivation costs for TCM’s are traditionally low therefore increasing the gross margin.

Selling and Marketing Expenses. Our sales and marketing expenses increased by $479,925 or 34.8% period over period due to increased rent, labor, and depreciation & amortization expense.  Such expenses as a percentage of our revenue decreased to 5.7%, from 6.4% for the same period a year ago as wholesale business contributed significant sales revenue.  We expect that our sales and marketing expenses will increase as we continue to expand our infrastructure, online pharmacy and wholesale business.

General and Administrative Expenses.  Our general and administrative expenses increased by $1,771,795 or 164.9% period over period.  Such expenses as a percentage of our revenue increased to 8.7% from 5.0% for the same period a year ago.  The increase in absolute dollars as well as a percentage of revenue related to professional fees incurred as a U.S. publicly traded company, more reserves for accounts receivables and advances to suppliers, increased salaries, and administration costs related to our new businesses such as Jiuxin Medicine.  For example, due to the expansion of our wholesale business, we had significant amount of accounts receivable and advance to suppliers as of June 30, 2012.  As a result, we recorded an additional $1.1 million of bad debt expense, that is included in general and administration expenses. As we continue to open drugstores, further develop our infrastructure, and incur expenses related to being a U.S. public company, we anticipate that our general and administrative expenses will increase in absolute dollars.

Income from Operations.  As a result of lower profit margins, increases in selling and marketing expenses, and increases in general and administration expenses, our income from operations decreased by $3,976,266 or 90.0% period over period.  Our operating margin for the three months ended June 30, 2012 and 2011 was 1.3% and 20.6%, respectively.

Income Taxes.   Our income tax expense decreased by $1,251,681 period over period, as a result of lower taxable income and an income tax waiver granted to Qianhong Agriculture, our entity that cultivates TCM.

Net Income.   As a result of the foregoing, our net income decreased by $2,707,842 period over period.

Conference Call Information

The Company will host a conference call to discuss its first quarter fiscal year 2013 results on Thursday August 16, 2012, at 8 a.m. Eastern Time. To participate in the conference call, please dial 1-877-941-4774 from North America. International participants can access the call by dialing 1-480-629-9760. A live audio webcast of this conference call will be available under the Investors Relations section of the Company's website at http://www.chinajojodrugstores.com. A replay of the call will be available beginning the same day at approximately 11a.m. Eastern Time by dialing 1-877-870-5176  or -1-858-384-5517 with pin #4560312. The replay will also be available on the company website.

Balance Sheet Highlights

As of June 30, 2012, the Company had $3.6 million of cash, $57.4 million in current assets and $30.7 million in total liabilities.

New Store Openings

During the first quarter of fiscal 2013, the Company opened 4 new stores, operating a total of 65 stores as of August 13, 2012.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its subsidiaries and contractually controlled affiliates, is a retailer and wholesale distributor of pharmaceutical and other healthcare products in the People’s Republic of China. As of June 30, 2012, the Company has 65 retail pharmacies throughout Zhejiang Province and Shanghai.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contact:
China Jo-Jo Drugstores, Inc.
Ming Zhao, Chief Financial Officer
561-372-5555
frank.zhao@jojodrugstores.com

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2011 AND 2010
(UNAUDITED)
	JUNE 30,	MARCH 31,
	2012	2012

A S S E T S

CURRENT ASSETS
Cash	$3,621,132	$3,833,216
Restricted cash	1,407,870	2,818,449
Notes receivable	927,947	-
Trade accounts receivable, net	23,637,397	16,516,671
Inventories	7,408,490	6,875,574
Other receivables	685,657	603,294
Advances to suppliers, net	16,882,711	14,347,557
Other current assets	2,838,094	2,853,301
Total current assets	57,409,298	47,848,062

PROPERTY AND EQUIPMENT, net	15,394,398	15,647,120

OTHER ASSETS
Long term deposits	2,518,900	2,872,219
Other noncurrent assets	5,641,298	5,776,667
Intangible assets, net	2,780,839	2,816,945
Total other assets	10,941,037	11,465,831

Total assets	$83,744,733	$74,961,013

L I A B I L I T I E S A N D S T O C K H O L D E R S' E Q U I T Y

CURRENT LIABILITIES
Accounts payable, trade	$19,129,388	$13,906,383
Notes payable	5,611,915	4,208,928
Other payables	1,385,657	782,586
Other payables - related parties	1,558,519	1,458,441
Customer deposit	2,029,599	1,332,141
Taxes payable	537,240	469,606
Accrued liabilities	467,116	417,184
Total current liabilities	30,719,434	22,575,269

Purchase option derivative liability	34,577	34,419
Total liabilities	30,754,011	22,609,688

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized;
nil issued and outstanding as of June 30 and March 31, 2012	-	-
Common stock; $0.001 par value; 250,000,000
shares authorized; 13,628,658 and 13,589,621 shares issued
and outstanding as of June 30 and March 31, 2012	13,629	13,589
Additional paid-in capital	16,902,757	16,853,039
Statutory reserves	1,309,109	1,309,109
Retained earnings	31,963,987	31,429,100
Accumulated other comprehensive income	2,802,569	2,747,561
Total stockholders' equity	52,992,051	52,352,398

Noncontrolling interests	(1,329)	(1,073)
Total equity	52,990,722	52,351,325

Total liabilities and stockholders' equity	$83,744,733	$74,961,013

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	Three months ended June 30,
	2012	2011
REVENUES, NET	$32,847,330	$21,427,859

COST OF GOODS SOLD	27,702,553	14,558,536

GROSS PROFIT	5,144,777	6,869,323

SELLING EXPENSES	1,858,225	1,378,300
GENERAL AND ADMINISTRATIVE EXPENSES	2,846,578	1,074,783
TOTAL OPERATING EXPENSES	4,704,803	2,453,083

INCOME FROM OPERATIONS	439,974	4,416,240

OTHER INCOME (EXPENSE), NET	98,698	19,420
CHANGE IN FAIR VALUE OF PURCHASE OPTION DERIVATIVE LIABILITY	(158)	62,632

INCOME BEFORE INCOME TAXES	538,514	4,498,292

PROVISION FOR INCOME TAXES	3,882	1,255,563

NET INCOME	534,632	3,242,729

ADD: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	255	-

NET INCOME ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	534,887	3,242,729

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	55,270	574,565

COMPREHENSIVE INCOME	$590,157	$3,817,294

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	13,557,496	13,532,240
Diluted	13,598,686	13,532,240

EARNINGS PER SHARES:
Basic	$0.04	$0.24
Diluted	$0.04	$0.24

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$534,632	$3,242,729
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	610,866	262,181
Stock-based compensation	49,758	28,058
Bad debt expense	1,114,673	54,691
Change in fair value of purchase option derivative liability	158	(62,632)
Changes in operating assets:
Accounts receivable, trade	(7,712,451)	(438,521)
Notes receivable	(926,315)	-
Inventories	(526,099)	1,000,520
Other receivables	(236,873)	(132,648)
Advances to suppliers	(2,859,522)	1,947,720
Other current assets	17,561	3,879,255
Long term deposit	355,151	(153,900)
Other noncurrent assets	140,067	84,061
Changes in operating liabilities:
Accounts payable, trade	5,201,905	2,093,048
Other payables and accrued liabilities	650,956	(409,861)
Customer deposit	695,089	(1,490,217)
Taxes payable	67,114	7,809
Net cash (used in) provided by operating activities	(2,823,330)	9,912,293

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(216,454)	(37,760)
Payments on leasehold improvements and construction-in-progress	(90,313)	(3,489,692)
Deposit made to secure business acquisition	-	(4,745,968)
Net cash used in investing activities	(306,767)	(8,273,420)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	1,410,499	248,687
Payments on notes payable	-	(2,006,702)
Increase in notes payable	1,396,914	-
Proceeds from other payables-related parties	99,996	-
Net cash (used in) provided by financing activities	2,907,409	(1,758,015)

EFFECT OF EXCHANGE RATE ON CASH	10,604	77,346

DECREASE IN CASH	(212,084)	(41,796)

CASH, beginning of period	3,833,216	6,489,905

CASH, end of period	$3,621,132	$6,448,109

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$14,713	$1,157,526
Non-cash investing activities
Transfer from construction in progress to property and equipment	$1,985,391	$-
Non-cash financing activities
Notes payable transferred to vendors	$-	$1,542,619